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Exhibit 4

November 19, 2004

Deutsche Bank Trust Company Americas 60 Wall Street New York, New York 10005

Re:	American Depositary Shares evidenced by American Depositary Receipts for New World Development Company Limited

Ladies and Gentlemen:

     In connection with the registration of American Depositary Shares (the “ADSs”) evidenced by American Depositary Receipts (the “ADRs”), each four ADSs representing two ordinary shares of par value of HK$1 each (each a “Share”) of New World Development Company Limited (the “Company”), a corporation incorporated under the laws of Hong Kong, under the Securities Act of 1933, as amended, on Form F-6 filed with the Securities and Exchange Commission on November 11, 2004 (the “Registration Statement”), you have requested our opinion set forth below. The ADSs are to be issued pursuant to a deposit agreement, the form of which is set forth as an exhibit to the Registration Statement (the “Deposit Agreement”), among the Company, the Depositary and Owners and Beneficial Owners (as such terms are defined in the Deposit Agreement) from time to time of ADSs issued thereunder.

     In our capacity as your special counsel in connection with such registration, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

     We are opining herein as to the effect on the subject transaction only of the federal laws of the United States and the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

     The opinion rendered below is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors, or the judicial application of foreign laws or governmental actions affecting creditors’ rights; and (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought.

     Subject to the foregoing, to any provision of law or regulation of Hong Kong, the Company’s Articles of Association and Bylaws and the terms of the Shares, it is our opinion that when the Deposit Agreement has been duly authorized, executed and delivered, upon issuance by the Depositary of ADRs evidencing ADSs against the deposit of Shares in respect thereof in accordance with the Deposit Agreement, such ADRs will be validly issued and the persons in whose names the ADRs are registered will be entitled to the rights specified therein and in the Deposit Agreement.

     We hereby consent to the use of this opinion as Exhibit 4 of the above-mentioned Registration Statement.

Very truly yours,

/s/ LATHAM & WATKINS, LLP

Resident partners: Joseph A. Bevash (US), Sabrina Y. T. Maguire (US), John A. Otoshi (US), Mitchell D. Stocks (US), David Zhang (US)

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